Exhibit 22.1

                           State of               Doing
      Subsidiary         Incorporation         Business As
----------------------- --------------- -------------------------
OFN, Inc.               California      Office Furniture Networking
RN Acquisition Corp.    California      Re'Nu Office Systems
MOI Acquisition Corp.   California      Modern Office Interiors